SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 21, 2010

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

                              Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

                                          n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01             Other Events

Asset Acquisitions and Pay-offs

     First Mortgage Pay-off (San Diego, California). On August 27, 2010, the first mortgage loan held by Winthrop Realty Trust (the “Company”) which was secured by the Robert F. Driver Building located in San Diego, California was fully satisfied. The Company’s annualized return on this $6,700,000 investment, which the Company acquired in May 2010, was 12.9%.

     Performing Mezzanine Loan Acquisition (Shirley, New York). On August 31, 2010, the Company acquired for $250,000 a performing mezzanine loan which had an original principal balance of $1,500,000, a current outstanding principal balance of approximately $1,497,000 and which is indirectly secured by a 129,660 square foot warehouse building net leased to Rockwell Automation located in Shirley, New York. This loan bears interest at 12%, requires monthly payments of interest and principal in the amount of $15,429.19 and is scheduled to mature on May 1, 2016 at which time the outstanding principal balance is expected to be approximately $1,488,000. The loan is junior in payment priority to a first mortgage loan with a current principal balance of $17,045,480 which bears interest at 6.138% per annum and also matures on May 1, 2016 at which time the outstanding principal balance is expected to be $15,782,179.

     Non-Performing Mezzanine Loan Acquisition (Meriden, Connecticut). On September 2, 2010, the Company acquired for $550,000 a non-performing $3,500,000 mezzanine loan, which is indirectly secured by a 180-unit apartment building in Meriden, Connecticut. The loan, which bears interest at 12% per annum, is currently in default. The loan is junior in payment priority to a first mortgage loan which is not in default and which bears interest at 5.83% and has a current principal balance of approximately $23,900,000.

Litigation

     Settlement of Concord Litigation. On August 26, 2010, the settlement with respect to the matter entitled Inland American (Concord) Sub, LLC, a Delaware limited liability company v. Lex-Win Concord LLC, a Delaware limited liability company, and Concord Debt Holdings LLC, a Delaware limited liability company, Nominal Defendant, C.A. No. 4617-VCL, was finalized. In connection with the settlement, Lexington Realty Trust (“Lexington”), Inland American Real Estate Trust, Inc. (“Inland American”), and the Company agreed, among other things, to (i) amend and restate the operating agreement for Concord Debt Holdings LLC (“Concord”), (ii) form a new joint venture entity CDH CDO LLC (“CDH”), to hold the equity in Concord Real Estate CDO 2006-1, Ltd. (the “CDO”) and (iii) transfer the equity interests in the CDO from a subsidiary of Concord to CDH for a purchase price of $9,500,000, the proceeds of which were paid to KeyBank National Association which had a lien on the equity interests. Under the terms of the amended and restated operating agreement of Concord, subsidiaries of Lexington, Inland American and the Company are now the direct members of Concord, each member holds an equal percentage in Concord, all matters other than purely administrative matters require the approval of all members and no member has an obligation to contribute any capital to Concord. The terms of the CDH operating agreement are substantially similar to those of Concord other than: (i) to the extent that the members determine that additional assets should be contributed to the CDO, in order to acquire such assets the Inland American subsidiary is required to make capital contributions of up to $14,000,000, approximately $10,900,000 of which has already been contributed (inclusive of the $9,500,000 used to purchase the CDO equity), and the Company’s subsidiary and Lexington’s subsidiary are required to make capital contributions equal to a portion of the fees paid to WRP Management LLC for providing collateral management services to the CDO and asset management services to Concord, (ii) distributions of cash flow are made first to those members who have made capital contributions until they receive a 10% return on their capital contributions then to the members to the extent they have made loans to CDH and then equally among the members, and (iii) distributions of capital proceeds are made first to those members who have made capital contributions until they receive a 10% return on their capital contributions, then to the members to the extent they have made loans to CDH, then to a return of their capital contributions and then equally among the members.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 21st day of September, 2010.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer